UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2006
GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95670

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On January 23, 2006 and January 24, 2006, the Organization & Compensation Committee (“the “Committee”) and the Board of Directors of GenCorp Inc. (the “Company”) met to discuss director and executive compensation issues and adopted the following:
1)     Fiscal Year 2006 Annual Cash Incentive Compensation Policy. Under the policy, all executive officers and other key employees of the Company and its business segments (“Eligible Employees”) have the opportunity to earn an annual bonus (typically, up to 125% of base salary for the Chairman, President and Chief Executive Officer, 100% of base salary for Senior Vice Presidents and business unit Presidents and 50% of base salary for Vice Presidents) based upon the Company’s and the business segments’ meeting certain performance goals. In some cases, one of the business unit Presidents may earn up to 125% of base salary.
Under this policy, (i) the annual cash bonus compensation for the Eligible Employees in the Company’s Aerospace and Defense business segment will be determined by a combination of business segment-level financial performance, including segment performance and cash flow; and (ii) the annual cash bonus compensation for the Eligible Employees in the Company’s Real Estate segment will be determined by the attainment of a combination of certain business segment milestones.
Executive officers at the corporate level will have the opportunity to earn an annual cash bonus based on Company-level performance and the attainment of certain business segment milestones. For the executive officers at the corporate level, the Company-level performance objectives are based on earnings per share goals.
After completion of fiscal year 2006, the Committee will determine the extent to which the performance goals have been achieved and, upon recommendation of the Chairman, President and Chief Executive Officer, will determine the actual bonus amounts to be paid to the Eligible Employees, other than the Chairman, President, and Chief Executive Officer of the Company, and will, in accordance with its charter, advise and recommend to the Board the bonus amounts (and other components of total compensation, including salary) to be paid to the Chairman, President, and Chief Executive Officer of the Company.
2)     SARs and Restricted Stock Grants. The Committee and the Board also approved awards of stock appreciation rights (SARs) and restricted stock under the GenCorp 1999 Equity and Performance Incentive Plan to the executive officers of the Company, including the Chairman, President and Chief Executive Officer. Pursuant to such approval, the Company granted awards of SARs and restricted stock to certain executives, all of which grants have been reported on Form 4s filed with the Securities and Exchange Commission on January 25, 2006.
The SARs have a term of ten years and vest in one-third increments on each of the three anniversaries of the date of grant. Upon exercise, the SARs will be settled in cash. The performance-based restricted stock grants have a term of two years. Thirty five percent (35%) of such restricted stock vests upon the achievement of a certain earnings per share target for fiscal year 2006. Up to sixty five percent (65%) of the restricted stock grant will vest upon the achievement of certain business segment milestones within specified time limits.
3)     Fiscal Year 2006 Salary and Fiscal Year 2005 Bonuses for Named Executive Officers. The Committee and the independent members of the Board also approved a 5% increase to the annual salary for Terry L. Hall, the Company’s Chairman, President and Chief Executive Officer. Effective April 1, 2006, Mr. Hall’s annual salary will be $630,000. None of the other named executive officers for the Company received salary increases for fiscal year 2006. Additionally, the Committee approved a cash bonus award of $300,000 for fiscal 2005 to Dr. Joseph Carleone, the Company’s former Vice President and President of the former Aerojet Fine Chemicals business.
4)     Non-Employee Director Compensation. The Board amended the compensation and benefits program for non-employee Directors to include an annual grant of 5,000 stock options or SARs to Directors in lieu of the prior practice of awarding an amount of stock options or SARs equal in value to $30,000 as calculated by the Black-Scholes method. Fifty percent of such stock options or SARs vest six months from the date of grant with the remaining stock options or SARs vesting one year from the date of grant. All such stock options and SARs have a 10-year term.
5)     Hiring of New Vice President and Controller. Upon the recommendation of the Committee, the Board appointed R. Leon Blackburn as Vice President and Controller of the Company, effective February 6, 2006. Pursuant to his employment offer letter, Mr. Blackburn will receive (i) an annual salary of $240,000, (ii) a hiring bonus of $24,000, (iii) 15,000 restricted shares that will vest on February 6, 2009, (iv) 5,000 SARs that will vest in three equal installments on each of the first, second and third anniversaries of the effective date of grant, (v) assistance with relocation to the Sacramento area, (vi) the opportunity to participate in the Company’s annual cash incentive plan up to 50% of his annual salary with a guaranteed cash bonus of $60,000 for fiscal year 2006, and (vii) other customary employment benefits. The Board also approved the Company’s entering into a Severance Agreement with Mr. Blackburn that will contain the standard terms and conditions applicable to the Company’s executive officers.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.
	By:	/s/ Mark A. Whitney
	Name:	Mark A. Whitney
	Title:	Vice President, Law; Deputy General Counsel and Assistant Secretary

Dated: January 27, 2006